Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for November 2019

FORT WORTH, Texas, November 18, 2019 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today confirmed that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to the Trustee replenishing the Trust’s cash reserves.

For the production month of September 2019, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust profits of $267,285 gross ($200,464 net to the Trust). Hilcorp has recouped all of the excess production costs, being $2,614,448 gross ($1,960,836 net to the Trust), that had accumulated against the subject interests since the June 2019 distribution.

After payment of the Trust’s administrative expenses for the month, the Trustee will replenish the Trust’s cash reserves by net amount of $95,130. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves to the previously established amount of $1.0 million. As of October 31, 2019, the Trust’s cash reserves were $516,708.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 3,227,134 Mcf (3,585,705 MMBtu) for September 2019, as compared to 911,518 Mcf (1,012,798 MMBtu) for August 2019. Dividing revenues by production volume yielded an average gas price for September 2019 of $1.58 per Mcf ($1.42 per MMBtu), as compared to an average gas price for August 2019 of $1.84 per Mcf ($1.66 per MMBtu).

Hilcorp has advised the Trust that the September 2019 reporting month included additional revenue of $1.5 million gross ($1.1 million net to the Trust) based on true-ups and adjustments for the productions months of August and September 2017 and August 2019. Hilcorp also reported that for the reporting month of September 2019, revenue included an estimated $169,000 for non-operated revenue. For the month ended September 2019, Hilcorp reported to the Trust capital costs of $11,764, lease operating expenses and property taxes of $2,085,143, and severance taxes of $453,445.

Contact:      San Juan Basin Royalty Trust

BBVA USA, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.